Investing for the long run® COVID-19 Update December 4, 2020 Exhibit 99.1

Investing for the Long Run® | 2 Rent Paid 99% Rent Deferred — Rent Not Paid 1% 99% 1% November Rent Payment Status Total November Rent Due % of total ABR % of November rent due and paid (1) Industrial 24% 99% Warehouse 23% 100% Office 23% 100% Retail 17% 100% Fitness, Theater and Restaurants (2) 1% 77% Self Storage (net lease) 5% 100% Other (3) 7% 98% Total 100% 99% % of total ABR % of November rent due and paid (1) U.S. 63% 99% Europe 35% 100% Other (4) 2% 100% Total 100% 99% WPC has collected 99% of November rent due Property Type Geography Note: ABR presented as of September 30, 2020, unless otherwise noted. Percentages may not add to totals due to rounding. (1) Reflects payments from tenants with rental payments due from October 20, 2020 to November 19, 2020 expressed as a percentage of ABR. Excludes rent paid in advance of the November collection period. (2) ABR is based on revised rent schedules and excludes rent from properties vacated prior to September 30. (3) Includes net lease lodging assets, education facilities, laboratories and student housing properties. (4) Includes Canada, Mexico and Japan. % of ABR from November rent due (1)

Investing for the Long Run® | 3 Disclosures The following non-GAAP financial measures are used in this presentation: Pro Rata Metrics This presentation contains certain metrics prepared under the pro rata consolidation method. We refer to these metrics as pro rata metrics. We have a number of investments, usually with our affiliates, in which our economic ownership is less than 100%. Under the full consolidation method, we report 100% of the assets, liabilities, revenues and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. Under the pro rata consolidation method, we present our proportionate share, based on our economic ownership of these jointly owned investments, of the assets, liabilities, revenues and expenses of those investments. Multiplying each of our jointly owned investments’ financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments. ABR ABR represents contractual minimum annualized base rent for our net-leased properties and reflects exchange rates as of September 30, 2020. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties and is presented on a pro rata basis. Note: Given the significant uncertainty regarding the duration and severity of the impact of the COVID-19 pandemic, the Company is unable to predict its tenants’ continued ability to pay rent. Therefore, information provided regarding historical rent collections should not serve as an indication of expected future rent collections. Additional details regarding the Company’s update relating to COVID-19 can be found in a presentation furnished as Exhibit 99.3 of the Current Report on Form 8-K filed on October 30, 2020. All data presented herein is as of September 30, 2020 unless otherwise noted. Amounts may not sum to totals due to rounding. Past performance does not guarantee future results.